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Rentrak Corporation
Computation of Net Income (Loss) Per Share
For the Years Ended March 31, 1997 and 1995

                                                        1997                              1995
                                                       Primary    Fully Diluted          Primary         Fully Diluted


Weighted average number of shares of
   common stock outstanding                            12,076,031     12,076,031         10,721,558          10,721,558

      Dilutive effect of exercise of stock options      4,866,609      6,570,223          2,356,734           2,356,734

      Dilutive effect of exercise of stock warrants          -             -              2,500,197           3,419,626

      Less: purchase of treasury shares, up to
      20% of shares outstanding at period end          (2,403,853)    (2,403,853)        (2,180,538)         (2,180,538)

Weighted average number of shares of common
   stock and common stock equivalents                  14,538,787     16,242,401         13,397,951          14,317,380


Net Income (Loss) from Continuing Operations           $6,283,165     $6,283,165         $5,400,510          $5,400,510

      Plus: interest income from investments
      assumed purchased with proceeds from
      exercise of stock options and warrants in
      excess of proceeds used to purchase
      treasury stock                                      647,155      1,007,489            394,249             582,494


Net Income for purposes of computing
   earnings per share from continuing
   operations                                          $6,930,320     $7,290,654         $5,794,759          $5,983,004


Net Income (Loss) per Share from Continuing
 Operations                                                 $0.48          $0.45              $0.43               $0.42


Net Income (Loss) from Discontinued Operations                -             -              (286,987)           (286,987)

      Plus: interest income from investments
      assumed purchased with proceeds from
      exercise of stock options and warrants in
      excess of proceeds used to purchase
      treasury stock                                          -             -                   -                  -

Net Income for purposes of computing
   earnings per share from discontinued
   operations                                                 -             -             ($286,987)          ($286,987)


Net Income (Loss) per Share from
 Discontinued Operations                                      -             -                ($0.02)             ($0.02)

The computation of net income (loss) per share for the year ended March 31, 1996 is not provided since it can be clearly determined from the material contained in Note 1 of the Notes to the Consolidated Financial Statements.
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